Exhibit 10.12
THE WALT DISNEY COMPANY

Non-Qualified Stock Option Award Agreement

This AWARD AGREEMENT (the “Agreement”) is between you, Robert Iger, and The Walt Disney Company (“Disney”), in connection with the Non-Qualified Stock Option Award (the “Option”) granted to you on December 14, 2021, by the Compensation Committee of the Board of Directors of Disney pursuant to the terms of the 2011 Stock Incentive Plan, as amended (the “Plan”), the applicable terms and conditions of which are incorporated herein by reference and made a part of this Agreement.

This Option gives you the opportunity to purchase 50,249 shares of Common Stock of The Walt Disney Company at an exercise price of $150.07 per share. The exercise price is the average of the highest and the lowest market prices for the Common Stock on the above grant date as determined pursuant to the Plan.

This Option may not be exercised before December 14, 2022. On or after that date, subject to your continued employment by Disney or an affiliated company (as described further below) and to the other provisions of the Plan, you may exercise the Option with respect to the number of shares set forth opposite the first date below. As the subsequent dates set forth below occur, you may exercise as to the number of shares set forth opposite those dates:

December 14, 2022; 16,750 Shares
December 14, 2023; 16,749 Shares
December 14, 2024; 16,750 Shares

Provided your employment continues, the term of this Option is ten years from the grant date and, therefore, expires on December 14, 2031. If your employment should cease prior to the date on which your grant expires, your right to vest and exercise under the Option will be subject to early termination as provided in Sections 6.5, 12 and 13.2 of the Plan. Except under certain circumstances specified in such Sections, you will generally have the right of continued vesting and exercisability for three months following the date of termination of your employment (such period as it may hereinafter be extended in certain circumstances as provided below being the “Extended Vesting and Exercisability Period”), and any shares that vest during the Extended Vesting and Exercisability Period will be exercisable during such period (or, under certain circumstances, for such longer period as may be provided by the Plan).

You may exercise this Option as to all or part of the number of shares covered by the Option which are then vested by paying the aggregate exercise price and applicable withholding taxes on the gross gain. You will be provided with additional information at the time of exercise about the methods available for exercising your Option and paying your withholding taxes, in accordance with the methods of exercising options permitted under Section 6.6 of the Plan. You are urged to seek advice from your tax accountant or attorney when making decisions regarding the exercise of this Option. This Option may not be transferred or assigned.

Notwithstanding any other term or provision hereof, you agree by acceptance of this Option that, except for certain shares (the “Tax-Available Shares”) that may be sold to pay taxes up to the Maximum Tax Liability (as defined below) upon an exercise of a portion of, or all of, this Option, you will hold, for not less than twelve months from the date of exercise of this Option, shares representing no less than one hundred percent (100%) of the shares acquired by you (other than Tax-Available Shares) upon such exercise; provided, however, that the foregoing obligation to hold such shares (and any similar obligation in any non-qualified stock option award previously granted to you) shall not be applicable at any time when you are already holding shares of Common Stock of Disney (including any outstanding restricted stock units (with or without performance-based vesting conditions) awarded to you by with a value equal to at least five times your base salary as in effect at such time (the “Disney Stock Ownership Requirement”). For purposes hereof the term “Maximum Tax Liability” shall mean the amount calculated by multiplying total income recognized, as reported by Disney for Federal income tax purposes, upon an exercise of this Option, by a percentage determined as follows:

FR + SR (100-FR) + MR

where:

FR = the highest Federal income tax rate in effect at time of exercise of the Option;

SR = the highest state income tax rate, if any, in effect at the time of exercise of the Option in the state where your principle Disney office is located; and

MR = the Medicare tax rate in effect at time of exercise of the Option.

The number of whole shares acquired upon any exercise of the Options that may be sold to discharge the Maximum Tax Liability shall be determined by dividing the Maximum Tax Liability by the fair market value (as defined in Section 2 of the Plan) of one share of Disney common stock on the date of exercise of the Option and disregarding any fractional amount resulting from such calculation.

For the purposes hereof, your commitment to hold the percentage of shares referred to above for not less than twelve months unless you are already in compliance with the Disney Stock Ownership Requirement shall constitute an undertaking by you not to sell, transfer, pledge, encumber, assign or otherwise dispose of, except for certain transfers to “family members” and certain others permitted with the prior approval of the Committee pursuant to Section 6.7 of the Plan, any of such shares during such period.

If you are employed pursuant to an employment agreement with Disney, any provisions thereof relating to the effect of a termination of your employment upon your rights with respect to this Option, including, without limitation, any provision regarding acceleration of this Option, shall be fully applicable and shall supersede the provisions hereof relating to the same subject matter, but in no event shall the restriction on sale of shares acquired upon the exercise of this Option referred herein apply after any termination of your employment with Disney.

In the event that your employment with Disney or an Affiliate thereof terminates for any reason other than death, disability, or “cause” (as further provided in the Plan) at a time when (i) you have attained the age of sixty and have completed at least ten consecutive Service Years (as hereinafter defined) and (ii) at least one year has passed since the Grant Date of this Option, provided, however, that the one-year requirement shall be waived if your employment with the Company or an Affiliate terminates on December 31, 2021, then notwithstanding any other term or provision hereof, the Extended Vesting and Exercisability Period shall continue until the earlier of five years from the date of termination of your employment or the expiration date of this Option as provided above; provided, however, that in the event of your death during such period, all remaining unvested Tranches of this Option shall vest immediately upon such event and thereafter all remaining unexercised Tranches (or portions thereof) of this Option shall be exercisable until the earlier of the expiration of 18 months from date of death or the expiration date of this Option. For purposes of the foregoing, “Service Year” shall mean any calendar year during which you have been continuously employed by Disney or an Affiliate thereof for the entire calendar year. In determining the total number of consecutive Service Years that you have been so employed, the Company shall apply such rules regarding the bridging of service as the Committee may adopt from time to time.

Notwithstanding any other term or provision hereof, if you are employed pursuant to an employment agreement with Disney or an Affiliate which provides under certain circumstances for the continued vesting and/or exercisability of this Option in the event of the termination of such employment agreement prior to its scheduled expiration date (a “Contractual Extension Provision”), then, except as otherwise expressly provided in such employment agreement, (i) this Option shall be interpreted and applied in all respects to have the same effect as if you had remained continuously employed by Disney or an Affiliate thereof from the Grant Date of this Option through the scheduled expiration date of such employment agreement and (ii) the date of termination of your employment for all purposes hereunder shall be deemed to be the scheduled expiration date of such employment agreement.

Solely for purposes of (i) determining whether, and to what extent, the Participant shall have become eligible to exercise all or any portion of this Option and (ii) determining the period during which any vested portion of this Option remains exercisable following termination of the Participant’s employment, the Participant shall be deemed to have continued in employment (without duplication of any service credit afforded with respect to a Contractual Extension Provision, as defined below) with Disney or an Affiliate during any period for which the Company provides Participant pay in lieu of notice in connection with The Worker Adjustment and Retraining Notification Act, as currently in effect and as the same may be amended from time to time, or any successor statute thereto or any comparable provision of state, local or foreign law applicable to the Participant.

You expressly authorize and consent to the collection, possession, use, retention and transfer of your personal data, whether in electronic or other form, by and among Disney, its Affiliates, third-party administrator(s) and other possible recipients, in each case for the exclusive purpose of implementing, administering, facilitating and/or managing your Awards under, and participation in, the Plan. Such personal data may include, without limitation, your name, home address and telephone number, date of birth, Social Security Number, social insurance number or other identification number, salary, nationality, job title and other job-related information, tax information, the number of Disney shares held or sold by you, and the details of all Awards (including any information contained in this Award and all Award-related materials) granted to you, whether exercised, unexercised, vested, unvested, cancelled or outstanding (“Data”). You acknowledge, understand and agree that Data will be transferred to Merrill, which is assisting Disney with the implementation, administration and management of the Plan, and/or to such other third-party plan administrator(s) and/or recipients as may be selected by Disney in the future. You understand that one or more of the administrators or recipients of Data may be located in countries other than the country of your current residence, and that such other countries may have data privacy laws and protections different from, and less protective than, the laws and protections of the country of your current residence, the Member States of the European Union or any other country to which you may be at any time relocated.
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Note: Non-Qualified Stock Options are granted and vested in the United States. You are responsible for any applicable taxes whether you are in the United States or any other country. At the time of exercise, Disney will withhold any minimum statutory local or U.S. taxes, as applicable.